SCHEDULE A

Fund and Share Class	Expense Limit
Schwab Money Market Fund	71 bps
Schwab U.S. Treasury Money Fund	60 bps
Schwab Government Money Fund – Sweep Shares	75 bps
Schwab Municipal Money Fund – Sweep Shares	62 bps
Schwab Municipal Money Fund – Value Advantage Shares	45 bps
Schwab CA Municipal Money Fund – Sweep Shares	60 bps
Schwab CA Municipal Money Fund – Value Advantage Shares	45 bps
Schwab New York Municipal Money Fund – Sweep Shares	65 bps
Schwab New York Municipal Money Fund – Value Advantage Shares	45 bps
Schwab Massachusetts Municipal Money Fund – Sweep Shares	65 bps
Schwab Pennsylvania Municipal Money Fund – Sweep Shares	65 bps
Schwab New Jersey Municipal Money Fund – Sweep Shares	65 bps
Schwab AMT Tax-Free Money Fund – Sweep Shares	62 bps
Schwab AMT Tax-Free Money Fund – Value Advantage Shares	45 bps
Schwab Cash Reserves	66 bps
Schwab Advisor Cash Reserves – Sweep Shares	66 bps
Schwab Advisor Cash Reserves – Premier Sweep Shares	59 bps
Schwab Value Advantage Money Fund – Investor Shares	45 bps
Schwab Treasury Obligations Money Fund – Sweep Shares	65 bps
Schwab Treasury Obligations Money Fund – Value Advantage Shares	45 bps
Schwab Variable Share Price Money Fund – Investor Shares	45 bps

Dated as of January 20, 2016

By: /s/ Marie Chandoha	By: /s/ John Sturiale
Marie Chandoha President and Chief Executive Officer Charles Schwab Investment Management, Inc.	John Sturiale Senior Vice President Charles Schwab & Co., Inc.